EXHIBIT 99.1



July 21, 1997
7:30 A.M. CDT
Evelyn Vida  (612) 639-5229

          PENTAIR TO ACQUIRE GENERAL SIGNAL PUMP GROUP

St. Paul, Minn. -- Pentair, Inc. (NYSE: PNR) today announced it has entered into an agreement to acquire the Pump Group of General Signal Corporation. The transaction is expected to close by the end of the third quarter 1997. The purchase price is approximately $200 million, an amount slightly less than one times the Pump Group's annual revenues.

     "The General Signal Pump Group, in combination with our existing Myers pump business, will make Pentair a major player in the worldwide water and wastewater pump markets," said Pentair Chairman and Chief Executive Officer, Winslow H. Buxton. "This transaction is part of our strategy of expanding Pentair's presence in water products industries."

     General Signal's Pump Group (GSPG) designs, manufactures, and markets pumps for residential, commercial, and municipal applications. GSPG comprises four brand-name pump businesses: Aurora, Hydromatic, Fairbanks Morse, and
Layne & Bowler. The Group employs more than 1,000 people at three domestic manufacturing locations -- Ashland, Ohio; North Aurora, Illinois; and Kansas City, Kansas -- and at an assembly plant in Thomasville, Georgia.

     "GSPG's strengths in the municipal and commercial water pump markets will dovetail nicely with our established position in residential markets represented by our existing F.E. Myers business," said Rick Cathcart, Pentair Executive Vice President. "Pentair will benefit from an expanded product line, from significant product synergies, from opportunities to improve the performance of the acquired businesses, and from GSPG's growing market presence in Asia."

     Pentair has owned the F.E. Myers pump business, located in Ashland, Ohio, since 1986. In early 1995, Pentair announced plans to expand its presence in the water products markets and subsequently acquired water conditioning control valve manufacturer Fleck Controls in November 1995. In January 1996, Pentair acquired Aplex, a maker of industrial pumps, which was combined with the Myers' organization. In December 1996, Pentair acquired SIATA, S.p.A., an Italian manufacturer of water conditioning control equipment, and folded it into Fleck Controls. When completed, the General Signal Pump Group will be the eighth acquisition made by Pentair in the last two years.

     Pentair, which will finance the acquisition through existing lines of credit, anticipates that the acquisition will be slightly dilutive to the Company's 1997 earnings, but accretive to earnings within the first 12 months after acquisition.

     With approximately 10,000 employees worldwide, Pentair is a diversified manufacturer operating in three principal markets: electrical and electronic enclosures; professional tools and equipment; and water products. Headquartered in St. Paul, Minnesota, Pentair operates from 50 manufacturing and distribution locations in North America, Europe, and Asia.